Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Larry J. Miller Chairman, President/CEO 717-747-1500 lmiller@peoplesbanknet.com

Codorus Valley Bancorp, Inc.

Announces Director Appointment

York, Pennsylvania (October 11, 2019) – On October 8, 2019, the Board of Directors of Codorus Valley Bancorp, Inc. (the “Company”), the parent company of PeoplesBank, A Codorus Valley Company (the “Bank”), appointed Craig L. Kauffman to its Board of Directors, effective immediately. Mr. Kauffman has served as the Bank’s President and Chief Executive Officer and Director and as Executive Vice President and Chief Operating Officer of the Company since August 2018.

“The Board and I are pleased to have Craig expand his role with the Company,” said Larry J. Miller, Chairman, President/CEO of Codorus Valley Bancorp, Inc., “and we look forward to his continued leadership as we pursue the Company’s strategic initiatives and financial goals.”

Mr. Kauffman is a graduate of Millersville University with a Bachelor of Science and earned his Masters of Business Administration from the Pennsylvania State University. He is currently Chairman of the Lancaster Chamber of Commerce and a member of the Millersville University School of Business Advisory Council.

With assets of over $1.8 billion, PeoplesBank, A Codorus Valley Company, is a wholly-owned subsidiary of Codorus Valley Bancorp, Inc., the largest independent financial institution headquartered in York County, Pennsylvania. PeoplesBank offers a full range of consumer, business, wealth management, and mortgage services at financial centers located in communities throughout South Central Pennsylvania and Central Maryland. Codorus Valley Bancorp, Inc.’s Common Stock is listed on the NASDAQ Global Market under the symbol CVLY.

Press Release

Codorus Valley Corporate Center

105 Leader Heights Road, York, PA 17403

717-747-1519